UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(D)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):

March 9, 2006

Frontier Airlines, Inc.

(Exact name of registrant as specified in its charter)

Colorado	0-24126	84-1256945
(State of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

7001 Tower Road, Denver, Colorado		80249
(Address of principal executive offices)		(Zip Code)

720-374-4200

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

        On March 9, 2006, the Board of Directors of Frontier Airlines, Inc. (the “Company”) adopted annual bonus targets for the fiscal year ending March 31, 2007 for officers and internal directors of the Company, including each named executive officer, under the terms of the Executive Bonus Plan filed as Exhibit 10.21 to the Company’s Form 10-K for the fiscal year ended March 31, 2005.  The bonus is a target percent of base salary and is paid only if the Company achieves a minimum pre-tax profit margin. The target bonus percentage is increased or decreased based on the level of the Company’s profitability above the minimum threshold, up to a maximum. At the minimum threshold, the target percentage would be reduced by 75%. At the maximum threshold, the target percentage would be increased by 150%. This bonus percentage is further adjusted based on the percentile ranking of the Company’s pre-tax profit performance compared to a peer group. If less than the 25th percentile, the adjusted bonus would be multiplied by a factor of 0.5. At greater than the 75thpercentile, the adjusted bonus would be modified by a factor of 1.5. Both the adjustment for Company pre-tax profit and the adjustment for pre-tax profit performance compared to the peer group are interpolated between the minimum and maximum thresholds. For the fiscal year ending March 31, 2007, the pre-tax profit minimum and maximum thresholds are 2% and 12%, respectively. The target bonus percentage is paid if the Company achieves a pre-tax profit margin of 8%.

        On March 9, 2006, the Board also adopted target annual awards for the fiscal year ending March 31, 2007 for the Company’s officers and internal directors, including the named executives, under the terms of the Long Term Incentive Plan filed as Exhibit 10.22 to the Company Form 10-K for the fiscal year ended March 31, 2005.  The awards will be a combination of stock appreciation rights, restricted stock units and a cash incentive payment. The Company’s internal directors will receive a combination of restricted stock units and cash incentive payments. The stock appreciation rights become exercisable in five equal installments beginning on the first anniversary of the grant date, and the restricted stock units become exercisable as a whole on the fifth anniversary of the grant date. The cash incentive payment will be paid only if the Company achieves a minimum pre-tax profit threshold, and is thereafter adjusted in the same fashion as the annual bonus payments under the Executive Bonus Plan. However, for purposes of the cash incentive payment, the minimum pre-tax profit threshold is 4%, the target payment is reduced by 50% at the minimum threshold, and the calculation of the Company’s individual performance and comparison to peers is conducted over a trailing three year period. This means that cash incentive awards identified for fiscal year ending March 31, 2007 will be paid based on the Company’s individual and comparable pre-tax profit performance over the three-year period ending March 31, 2009.

        The annual bonus target percentage and equity incentive awards under these programs for the fiscal year ending March 31, 2007 for the following executive officers, whom the Company expects to be “named executive officers” in the Company’s 2006 proxy statement, are as follows:

Named Executive	Annual Bonus*	SARs+	RSUs+
Jeff S. Potter	75%	69,653	13,931
John B. Happ	65%	39,063	7,813
Paul H. Tate	65%	34,722	6,944
Ann E. Block	55%	18,229	3,646
James W. Sullivan, Jr.	45%	13,667	2,733

*This is the target percentage of base salary that would be paid if the Company achieves a pre-tax profit percentage of 8% and would be adjusted upward or downward as described above. The Annual Bonus is only paid if the Company achieves a pre-tax profit margin of at least 2%.

+ These values will be set as of April 3rd, 2006, but assume a value of $7.20 per share of Frontier common stock for purposes of this Form 8-K.

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FRONTIER AIRLINES, INC.

Date: March 15, 2006	By:	/s/ JEFF POTTER
Jeff Potter, President and
Chief Executive Officer

	By:	/s/ PAUL TATE
Paul Tate, Chief Financial Officer